                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

                  This Employment Agreement ("Agreement") is made effective as of February 16, 2000 by and between SURGE COMPONENTS, INC., a New York corporation (hereinafter, including its successors and/or parent, "Company"), and ADAM EPSTEIN (hereinafter "Employee").

                  WHEREAS, Company is engaged in the business of supplying electronic components and, through certain of its subsidiaries, offers Internet access and web integration services focused primarily on the Latin American market; and

                  WHEREAS, Employee is currently employed in the position of President and Chief Executive Officer of MailEncrypt.com, Inc. ("MailEncrypt");

                  WHEREAS, the Company and MailEncrypt have entered into a Merger Agreement and Plan of Reorganization (the "Merger Agreement") providing for the acquisition by the Company of all of the outstanding shares of capital stock of MailEncrypt in exchange for shares of capital stock of the Company (the "Merger"); and

                  WHEREAS, effective upon the execution of the Merger Agreement (the "Effective Date"), Company desires to employ Employee, and Employee desires to be employed by Company, as set forth herein.

                  NOW THEREFORE, in consideration of the foregoing recitals and the respective covenants, terms and provisions contained herein, the parties hereto agree as follows:

                  1. EMPLOYMENT/SALARY. Company hereby agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein, commencing on the Effective Date and continuing for a three year period thereafter (the "Term"), unless terminated earlier as provided in Section 2 below. Employee shall report directly to the Company's Board of Directors.

                  (a) Position; Duties. Employee shall be employed in the position of Chairman of the Board ("Chairman") and, commencing upon the date of the proposed reorganization pursuant to which Company will become a public holding company (the "Reorganization Date"), Employee shall also become Chief Executive Officer of Company. Between the Effective Date and the Reorganization Date, Employee will serve as Acting Chief Executive Officer of the Company. Notwithstanding the foregoing, at no time shall Employee assume day-to-day operational and/or direct managerial control over the Company's existing electronics components business, which duties shall at all times remain with and be performed by Ira Levy in accordance with the terms of the employment agreement, as amended, between Mr. Levy and the Company.


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                  During the Term, Employee will devote his full time and best efforts to Company and will not engage in any outside employment or business (whether for compensation or otherwise) without the prior written consent of Company's Board of Directors. Employee shall at all times faithfully, industriously and to the best of Employee's ability, experience and talent perform all of the duties that may be assigned to Employee hereunder. The services to be rendered by Employee shall include, without limitation, all services customarily rendered by persons engaged in the same capacity or in a similar capacity in the Internet industry, and such other services as may be reasonably requested by Company from time to time. Employee shall be responsible for the day-to-day operation of the Company and its businesses. Employee's responsibilities shall specifically include, but not be limited to, directing the operations of the Company's in-house public relations, investor relations, investment banking and Internet functions, with responsibility for originating, negotiating and closing all contracts and other agreements related thereto; provided, however, that Employee may hire and/or designate all such persons reasonably necessary to carry out these functions under Employee's general supervision.

                  Notwithstanding the foregoing, however, this Agreement shall not be interpreted to prohibit Employee from making personal investments, serving on other boards of directors and advisory boards, attending educational classes, or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement, provided that Employee shall not directly or indirectly acquire, hold or retain any material interest in any business competing, directly or indirectly, with the business of Company, except for investments in mutual and other similar funds.

                  (b) Base Salary. The Company shall pay Employee as compensation for his services hereunder a base salary, commencing as of the Effective Date, at the annualized rate of $200,000.00 (the "Base Salary"), subject to Section 1(c) hereof, which amount shall be paid in accordance with the Company's payroll practices and subject to the usual and applicable required withholding.

                  (c) Increases to Base Salary. In the event that any other employee of the Company or any of its subsidiaries receives a base salary in excess of $200,000.00, Employee's Base Salary shall be increased commensurately so that his Base Salary remains at all times as high or higher than that received by any other employee of the Company or its subsidiaries. In addition, promptly following each anniversary of the Effective Date during the term of this Agreement, the compensation committee of the Company's Board shall review Employee's Base Salary and implement such increase, if any, as it shall determine is reasonable and appropriate; provided, however, that in the event any other employee of the Company or any of its subsidiaries has received an increase to his or her base salary during the 12-month period preceding such review of Employee's Base Salary, the amount of the increase to Employee's Base Salary shall equal or exceed the amount of the greatest salary increase received by any such other person.

                  (d) Bonus. Employee shall be entitled, during the term of this Agreement, to an annual bonus at the discretion of the compensation committee of the Board of Directors of the Company.

                  2. TERMINATION.

                  (a) Termination for Cause. The Company may terminate this Agreement immediately for cause as defined herein. If Employee's employment is terminated "for cause", Employee shall be entitled to exercise his stock options (in accordance with the terms thereof) to the extent vested as of the date of termination, and to receive his accrued but unpaid Base Salary and vacation through the date of termination, a pro-ration with respect to the bonus to which he would otherwise be entitled and reimbursement for any expenses through the date of termination, but shall not be entitled to receive any additional compensation or accelerated vesting of his options. For purposes of this Agreement, "Cause" is defined as: (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities to the Company which the Board reasonably determines is injurious to the Company, (ii) Employee's conviction of a felony or other crime involving moral turpitude which the Board reasonably believes has had or will have a material detrimental effect on the Company's reputation or business or which results in incarceration of Employee for in excess of 15 days or (iii) the failure, refusal or neglect by Employee to substantially perform all of his obligations to the Company after there has been delivered to Employee a written demand for performance from the Company which describes the basis for the Company's belief that Employee has not substantially performed his duties and provides a 15 day cure period in connection therewith.

                  (b) Termination Without Cause. Employee and the Company understand and acknowledge that Employee's employment with the Company constitutes "at-will" employment. Therefore, Employee and the Company acknowledge that, subject to the terms of this Agreement, either the Company or Employee may terminate the employment relationship at any time with or without cause, by giving written notice to the other party.

                  (c) Severance Payments and Other Benefits Upon Termination. If the Company terminates Employee's employment without cause, or in the event of an Involuntary Termination of the Employee, as hereinafter defined, the Company (or its successor, as the case may be) shall pay Employee the following: (i) any accrued but unpaid Base Salary and vacation through the date of termination;
(ii) a pro-ration with respect to any bonus to which he would otherwise be entitled pursuant to any bonus or incentive compensation plan (or other arrangement pursuant to which bonuses are awarded to employees on a formula basis) adopted by the Board of Directors; (iii) reimbursement for any expenses through the date of termination; (iv) the unvested portion, if any, of the stock options granted by the Company to Employee shall be subject to the acceleration provisions set forth in the stock option agreement applicable thereto; and (v) a severance payment in an amount equal to Employee's then current annual Base Salary, payable over a period of twelve (12) months following the effective date of such Involuntary Termination or termination without cause, subject to withholding as may be required by law. For purposes of this Agreement, "Involuntary Termination" shall mean termination of Employee's employment with the Company immediately following any of the following: (1) a reduction by the Company of Employee's Base Salary as in effect immediately prior to such reduction (including, for such purposes, the failure of the Company to maintain in accordance with Section 1(c) hereof Employee's status as the most highly compensated employee of the Company and its subsidiaries); (2) a material reduction by the Company in the kind or level of employee benefits to which Employee is entitled immediately prior to such reduction that is not generally applicable to all executive level employees of Company; (3) a material reduction by the Company of Employee's duties and responsibilities, including any reduction in job title; (4) Employee's voluntary resignation following a Change of Control, as hereinafter defined, in which Employee is not offered a position of comparable pay and responsibilities in the same geographic area in which he worked immediately prior to the Change of Control, or is required to report to anyone other than the Company's Board of Directors; (5) Employee's voluntary resignation after submitting a written proposal to the Board, which is prepared in good faith and is a reasonable exercise of business judgment, outlining his recommendations for the future and direction of the Company which is then rejected by the Board; or (6) the continued breach by the Company of its material obligations hereunder following 30 days' prior written notice thereof by the Employee.


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                  For purposes of this Agreement, "Change of Control" means (i)
a merger or consolidation or other reorganization or transaction (but excluding the recapitalization and reorganization of Company contemplated by the Merger and/or the Merger Agreement) in which securities possessing more than 50% of the total combined voting power of the Company's outstanding voting securities are transferred or issued to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets.

                  (d) Termination of Merger Agreement. Employee and Company expressly agree that this Agreement is being entered into concurrently with and contingent upon execution of the Merger Agreement. If the Merger Agreement is terminated after this Agreement has been executed, Employee or the Company may immediately terminate this Agreement. If Employee's employment is terminated hereunder, Employee shall be entitled to receive his accrued but unpaid Base Salary and vacation through the date of termination, a pro-ration with respect to the bonus to which he would otherwise be entitled and reimbursement for any expenses through the date of termination. Employee shall also be entitled to exercise any options that have vested as of the date of the termination. If Employee's employment with Company is terminated as set forth in this Section 2(d), the Company agrees that it will not take any action, directly or indirectly, to interfere with Employee's continuing relationship with MailEncrypt.

                  3. BENEFITS.

                  (a) Executive Benefits. Employee shall be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The benefits received by Employee under any such benefit plan shall be at least commensurate with those received by any other employee of the Company or any of its subsidiaries.

                  (b) Stock Options. Effective as of the Effective Date, the Company shall grant Employee a stock option (the "Option") consisting of 1,500,000 shares of the Company's Class B Common Stock (or such other shares of common stock as are exchangeable on a one-for-one basis into shares of Class B Common Stock, the "Option Shares") at an exercise price equal to the fair market value of such Option Shares on the date of grant. The Option shall vest immediately as to 300,000 Option Shares and the remainder thereof (consisting of an option to purchase 1,200,000 Option Shares) shall vest ratably on a monthly basis as of the last day of each of the first 36 months following the date of grant, such that 1/36th of the Option will vest on the one-month anniversary of the Effective Date and the Option shall be fully vested on the third anniversary of the Effective Date, subject to Employee continuing to render services to the Company. In addition, the Option shall be subject to acceleration upon the occurrence of certain events, including if Employee is terminated by the Company without cause (which shall result in acceleration of 50% of Employee's then unvested options), if Employee is subject to an Involuntary Termination (which shall result in acceleration of 50% of Employee's then unvested options), or due to a Change of Control, as defined above (which shall result in acceleration of 100% of Employee's then unvested options), all as set forth in greater detail in the stock option agreement by and between Employee and the Company (the "Stock Option Agreement"), which agreement shall be substantially in the form of Exhibit A hereto and is incorporated by this reference as if fully set forth herein. In the event that Employee elects to terminate his employment with Company without cause, or if Company terminates Employee "for cause" pursuant to and as defined in Section 2(a) above, the Option shall immediately terminate, and Employee shall be entitled to exercise the portion of the Option that was vested on the date of termination only for such period of time as is provided in the Company's Stock Option Plan and reflected in the Stock Option Agreement. In all other respects, the Option shall be subject to the terms, definitions and provisions of the Company's Stock Option Plan and the Stock Option Agreement.

                  (c) Vacation, Etc. Employee shall be entitled to vacation time and sick leave during each calendar year during the term of this Agreement, in such amounts as are at least equal to the amounts provided to any other employee of the Company or any of its subsidiaries, without loss of compensation, in addition to statutory holidays normally observed by Company in accordance with Company's vacation and holiday policy adopted from time to time by Company.

                  (d) Expenses. The Company will pay or reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee's duties hereunder in accordance with the Company's established policies. Notwithstanding the foregoing, the parties acknowledge that any amounts paid by the Company pursuant to this Section 3(d) prior to the date on which the Company's shareholders approve the Merger shall be reimbursed to the Company from the proceeds of the sale of certain 12% convertible promissory notes due December 31, 2000, which the Company is currently offering to qualified investors.

                  (e) Perquisites. Employee shall be entitled, during the Term, to a car allowance in the amount of $650 per month, and such other perquisites as are at least commensurate with those received by any other employee of the Company or any of its subsidiaries.

                  All compensation payable to Employee hereunder shall be subject to such deductions and withholdings as Company is from time to time required to make pursuant to any federal, state or local law, governmental regulation or order.

                  4. OFFICE LOCATION/SUPPORT. The Company will provide Employee with the office space, support staff, and equipment that Employee needs in order to perform his job duties herein. The location of the office (which is contemplated to be in the San Francisco Bay area) will be selected by Employee. Prior to securing and staffing any such office, Employee shall prepare and submit to the Company's Board of Directors, for their approval, a budget with respect thereto, which budget shall include a reasonable allowance for the expenses incurred by Employee in relocating his residence to the vicinity of such office location.

                  5. REPRESENTATION AND WARRANTIES. Employee represents and warrants to Company that: (i) Employee is under no contractual or other restriction or obligation that is materially inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the rights of Company hereunder, including, without limitation, any development agreement, non-competition agreement or confidentiality agreement previously entered into by Employee, and (ii) Employee is under no physical, mental or other disability that would substantially hinder or prevent the performance of his duties under this Agreement.

                  6. CERTAIN COVENANTS.

                  (a) Intellectual Property Rights.

                           (i) Employee agrees that the Company will be the sole
                  owner of any and all of Employee's "Discoveries" and "Work Product," hereinafter defined, made during the term of his employment with the Company, whether pursuant to this Agreement or otherwise. For purposes of this Agreement, "Discoveries" means all inventions, discoveries, improvements, and copyrightable works (including, without limitation, any information relating to the Company's software products, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae, techniques, developments or experimental work, work-in-progress, or business trade secrets) made or conceived or reduced to practice by Employee during the term of his employment by the Company, whether or not potentially patentable or copyrightable in the United States or elsewhere. For purposes of this Agreement, "Work Product" means any and all work product relating to Discoveries.

                           (ii) Employee shall promptly disclose to the Company
                  all Discoveries and Work Product. All such disclosures must include complete and accurate copies of all source code, object code or machine-readable copies, documentation, work notes, flow-charts, diagrams, test data, reports, samples, and other tangible evidence or results (collectively, "Tangible Embodiments") of such Discoveries or Work Product. All Tangible Embodiments of any Discoveries or Work Project will be deemed to have been assigned to the Company as a result of the act of expressing any Discovery or Work Product therein.

                           (iii) Employee hereby assigns and agrees to assign to
                  the Company all of his interest in any country in any and all Discoveries and Work Product, whether such interest arises under patent law, copyright law, trade-secret law, semiconductor chip protection law, or otherwise. Without limiting the generality of the preceding sentence, Employee hereby authorizes the Company to make any desired changes to any part of any Discovery or Work Product, to combine it with other materials in any manner desired, and to withhold Employee's identity in connection with any distribution or use thereof alone or in combination with other materials. This assignment and assignment obligation applies to all Discoveries and Work Product arising during Employee's employment with the Company (or its predecessors), whether pursuant to this Agreement or otherwise. Employee's agreement to assign to the Company any of his rights as set forth in this Section 6(a)(iii) shall not apply to any invention that qualifies fully under the provisions of California Labor Code
                  Section 2870, where no equipment, supplies, facility or trade secret information of the Company was used and that was developed entirely upon Employee's own time, and (i) that does not relate to Company business or to the Company's actual or anticipated research or development, or (ii) that does not result from any work performed by Employee for the Company.

                           (iv) At the request of the Company, Employee shall
                  promptly and without additional compensation execute any and all patent applications, copyright registration applications, waivers of moral rights, assignments, or other instruments that the Company deems necessary or appropriate to apply for or obtain Letters Patent of the United States or any foreign country, copyright registrations or otherwise to protect the Company's interest in such Discovery and Work Product, the expenses for which will be borne by the Company. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to, if the Company is unable for any reason to secure Employee's signature to any lawful and necessary document required or appropriate to apply for or execute any patent application, copyright registration application, waiver of moral rights, or other similar document with respect to any Discovery and Work Product (including, without limitation, renewals, extensions, continuations, divisions, or continuations in part), (i) act for and in his behalf, (ii) execute and file any such document, and (iii) do all other lawfully permitted acts to further the prosecution of the same legal force and effect as if executed by him; this designation and appointment constitutes an irrevocable power of attorney coupled with an interest.

                           (v) To the extent that any Discovery or Work Product
                  constitutes copyrightable or similar subject matter that is eligible to be treated as a "work made for hire" or as having similar status in the United States or elsewhere, it will be so deemed. This provision does not alter or limit Employee's other obligations to assign intellectual property rights under this Agreement.

                           (vi) The obligations of Employee set forth in this
                  Section 6 (including, without limitation, the assignment obligations) will continue beyond the termination of Employee's employment with respect to Discoveries and Work Product conceived or made by Employee alone or in concert with others during Employee's employment with the Company, whether pursuant to this Agreement or otherwise. Those obligations will be binding upon Employee, his assignees permitted under this Agreement, executors, administrators, and other representatives.

                  (b) Exposure to Proprietary Information.

                           (i) As used in this Agreement, "Proprietary
                  Information" means all information of a business or technical nature that relates to the Company including, without limitation, all information about software products whether currently released or in development, all inventions, discoveries, improvements, copyrightable work, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae and techniques, and any information regarding the business of any customer or supplier of the Company or any other information that the Company is required to keep confidential. Notwithstanding the preceding sentence, the term "Proprietary Information" does not include information that is or becomes publicly available through no fault of Employee, or information that Employee learned prior to the Effective Date.

                           (ii) In recognition of the special nature of his
                  employment under this Agreement, including his special access to the Proprietary Information, and in consideration of his employment pursuant to this Agreement, Employee agrees to the covenants and restrictions set forth in Section 6 of this Agreement.

                  (c) Use of Proprietary Information; Restrictive Covenants.

                           (i) Employee acknowledges that the Proprietary
                  Information constitutes a protectible business interest of the Company, and covenants and agrees that during the term of his employment, whether under this Agreement or otherwise, and after the termination of such employment, he will not, directly or indirectly, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of his duties for the Company.

                           (ii) Employee will not, during the term of this
                  Agreement or, solely with respect to clauses 2 and 3 of this subparagraph (ii), for a period of one year thereafter (the "Restricted Period"), anywhere within the United States (the "Restricted Territory"), directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise):

                                    1. perform services for, or engage in, any
                           business that develops or sells products or services which are competitive with any products or services sold or developed by the Company for which Employee has provided any assistance in planning, development, marketing, training, support, or maintenance during the period of Employee's employment with the Company (the "Products");

                                    2. except on behalf of the Company, solicit
                           any person or entity who is, or was at any time during the twelve-month period immediately prior to the termination of Employee's employment with the Company, a customer of the Company for the sale of the Products or any product or service of a type then sold by the Company for which Employee provided any direct, material assistance in planning, development, marketing, training, support, or maintenance; or

                                    3. solicit for employment any person who is,
                           or was at any time during the twelve-month period immediately prior to the termination of Employee's employment with the Company, an employee of the Company.

                  (d) Scope/Severability. The parties acknowledge that the business of the Company is and will be national and international in scope and thus the covenants in this Section 6 would be particularly ineffective if the covenants were to be limited to a particular geographic area of the United States. If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in this Section 6 not fully enforceable, the other provisions of this Section 6, and this Agreement in general, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 6(c), and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances).

                  (e) Return of Company Materials upon Termination. Employee acknowledges that all records, documents, and Tangible Embodiments containing or of Proprietary Information prepared by Employee or coming into his possession by virtue of his employment by the Company are and will remain the property of the Company. Upon termination of his employment with the Company, Employee shall immediately return to the Company all such items in his possession and all copies of such items.

                  7. EQUITABLE REMEDIES.

                  (a) Employee acknowledges and agrees that the agreements and covenants set forth in Sections 6(a), (b), (c), (d) and (e) are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of Employee's actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that, in the event of any actual or threatened breach by him of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 7 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

                  (b) Each of the covenants in Sections 6(a), (b), (c), (d) and
(e) will be construed as independent of any other covenants or other provisions of this Agreement.

                  (c) In the event of any judicial determination that any of the covenants in Sections 6(a), (b), (c), (d), and (e) are not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

                  8. MISCELLANEOUS.

                  (a) Modification; Prior Claims. This Agreement and the Stock Option Agreement set forth the entire understanding and agreement of the parties with respect to the subject matter hereof, supersede all existing agreements, arrangements or understandings, whether oral or written, between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party. Except as otherwise specifically provided for in this Agreement, Employee hereby agrees and acknowledges that any and all compensation, reimbursement or other obligations or liabilities of Company due to Employee prior to the effective date of this Agreement have been received and satisfied in full by Company and Employee hereby waives and releases any claims which he may have relating thereto or resulting therefrom.

                  (b) Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and assigns; provided, however, that this Agreement may not be assigned by Employee, nor may any of Employee's duties hereunder be delegated, without the prior written consent of Company, which consent may be given or withheld by Company in its sole discretion. The rights of Company under this Agreement may not be assigned without the consent of Employee, which consent may be given or withheld by Employee in his sole discretion.

                  (c) Excise Tax. If any payments or transfers of property to be made to Employee hereunder are subject, in whole or in part, to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Excise Tax"), and application of Section 280G of the Code can be avoided by an appropriate shareholder vote pursuant to Section 280G(b)(5)(A) of the Code, the Company and Employee agree that they will respectively take all reasonable steps necessary or appropriate to obtain a favorable shareholder vote to ensure that the Excise Tax and the provisions of Section 280G are not applicable with respect to such compensation.

                  (d) Survival. The covenants, agreements, representations and warranties contained in or made pursuant to (i) Sections 5 and 6 hereof by Employee and (ii) Section 2(c) hereof by Company shall survive the termination of this Agreement and Employee's employment with Company.

                  (e) Third Party Beneficiaries. Except as expressly provided herein with respect to successors and assigns of the parties, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party to this Agreement.

                  (f) Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party's rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

                  (g) Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

                  (h) Notices. All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, or mailed by certified or registered mail to, the party to be charged with receipt thereof. Notices and other communications served by mail shall be deemed given hereunder three (3) calendar days after deposit of such notice of communication in the United States mail as certified or registered mail, with postage prepaid and duly addressed to whom such notice or communications is to be given, in the case of (i) Company: Surge Components, Inc., 1016 Grand Boulevard, Deer Park, New York 11729 or (ii) Employee: Adam Epstein, 13955 Tahiti Way, Unit 163, Marina del Rey, California 90292. Any party may change said party's address for purposes of giving notices under this Section by giving to the other party a written notice of such change in the manner provided in this Section.

                  (i) Severability. All sections, clauses thereof and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid sections, clauses or covenants were not contained herein.

                  (j) Applicable Law. This Agreement is made with reference to the laws of this State of California, and shall be governed by and construed in accordance therewith. Any legal action, suit or proceeding brought by either party to enforce or interpret any term or provision of this Agreement shall be brought in the appropriate state or federal court located in Los Angeles, California. The prevailing party in any such legal action, suit or proceeding shall be entitled to have and recover from the losing party such prevailing party's attorneys' fees and costs incurred in connection therewith.



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



                  (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and have made it effective as of the Effective Date of this Agreement.

                                                     COMPANY:

                                                     SURGE COMPONENTS, INC., a
                                                     New York corporation

                                                     By: /s/ IRA LEVY
                                                        ------------------------
                                                         Ira Levy, President

                                                     EMPLOYEE:

                                                     /s/ ADAM EPSTEIN
                                                     ---------------------------
                                                     Adam Epstein




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